UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/13/2007

EARTHLINK, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15605

Delaware	58-2511877
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1375 Peachtree St., Atlanta, Georgia 30309
(Address of principal executive offices, including zip code)

(404) 815-0770
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 13, 2007, EarthLink, Inc. (the "Company") announced that effective December 31, 2007, the employment of Michael C. Lunsford with the Company will terminate as a result of the elimination of his position in the Company's recent restructuring. Mr. Lunsford has served in a number of executive positions since joining the Company in 1999, including as the Company's Interim President and Chief Executive Officer from November 2006 until June 2007. Following June 2007, Mr. Lunsford continued with the Company as an Executive Vice President during the transition period following the appointment of Rolla P. Huff as the Company's President and Chief Executive Officer.

In light of Mr. Lunsfords past service to the Company, the Leadership and Compensation Committee of the Company's Board of Directors has accelerated the vesting of 71,250 stock options and 20,000 restricted stock units that would have vested in 2008 if he had remained an employee of the Company during this period and has extended the exercisability of all of his vested stock options until June 30, 2008. Mr. Lunsford also will receive severance payments under the Company's Executives' Position Elimination and Severance Plan and his Retention Agreement, copies of which have been previously filed with the Securities and Exchange Commission.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHLINK, INC.

Date: December 14, 2007	By:	/s/ Kevin M. Dotts
Kevin M. Dotts
Chief Financial Officer